EXHIBIT 4.3

                              CONSULTANT AGREEMENT

     Consultant Agreement, made as of April 15, 2003 between Consumers Financial Corp. having its principal place of business located at 132 Spruce Street, Cedarhurst, NY, 11516 ("CFIN" or the "Corporation"), and Calvin Wong, a private corporate consultant, whose principal place of business located at 1500-885 West Georgia Street, Vancouver, BC Canada V6C3E8.

     WHEREAS, the Corporation wishes to assure itself of the services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide his services to the Corporation for the period under the terms and conditions hereinafter provided.

     NOW, THEREFORE, WITNESSETH, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.        Engagement

          The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation in connection with the operation of the business and affairs of the Corporation, for period commencing on May 21, 2003 and ending on December 31, 2003. The period during which Consultant shall serve in such capacity shall be deemed the "Engagement Period" and shall hereinafter be referred to as such.

2.        SERVICES

          2.1 The Consultant shall render to the Corporation the services described below, with respect to which the Consultant shall apply her best efforts and devote such time as shall be reasonably necessary to perform his duties hereunder and advance the interests of the Corporation. The Consultant shall report to the chief executive officer of the Corporation and to such persons as the chief executive officer shall direct.

          2.2 The services to be rendered by the Consultant to the Corporation shall under no circumstances include the following:

          1. Any activities which could be deemed by the Securities and Exchange Commission (SEC) to constitute investment banking or any other activities required the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.

          2. Any activities which could be deemed by the SEC to be in connection with the offer or sale of securities in a capital-raising transaction.

          3. Any activities which do not directly or indirectly promote or maintain a market for CFIN's securities


     3.3- The services to be rendered by the Consultant to the Corporation shall consist of the following:

     3.4- CORPORATE  PLANNING


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          4.   Develop  an  in-depth  familiarization  with  the  Corporation's business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof.

          5. Alert the Corporation to new or emerging high potential forms of production and distribution which could either be acquired or developed internally.

          6. Comment on the Corporation's corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.

          7. Identify prospective suitable merger or acquisition partners for the Corporation, perform appropriate diligence investigations with respect thereto, advise the Corporation with respect to the desirability of pursuing such prospects, and assist the Corporation in any negotiations which may ensue therefrom.

          2.5                BUSINESS  STRATEGIES

               1. Evaluate business strategies and recommend changes where appropriate.

               2. Critically evaluate the Corporation's performance in view of its corporate planning and business objectives.

3.        COMPENSATION

     For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant's having entered into his agreement, Consumers Financial Corp. (CFIN) agrees to issue to the Consultant 36,000 shares of CFIN Common Stock (the "Consulting Stock") pursuant to an S-8 registration statement. The consulting stock shall represent shares based on CFIN's current capitalization prior to the occurrence of an anticipated reverse stock split.

2.        SECRETS

Consultant agrees that any trade secrets or any other like information of value relating to the business of the Corporation or any of its affiliates has an ownership interest of more than twenty-five percent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent application, machinery, materials, research activities and plans, costs of production, contract forms, prices volume of sales, promotional methods, list of names or classes of customers, which he has heretofore acquired during his engagement by the Corporation or any of its affiliates or which he may hereafter acquire during the Engagement Period as the result of any disclosures to him, or in any other way, shall be regarded as held by the Consultant in a fiduciary capacity solely for the benefit of the Corporation, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant to anyone, or be otherwise used by his except in the regular course of business of the Corporation or its affiliates.

5.        Assignment


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     This  Agreement  may  be assigned by the Corporation as part of the sale of substantially all of its business, provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligation of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this Agreement is so assigned, all the terms and conditions of this Agreement shall be between assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement shall not be assigned by the Consultant without the express written consent of the Corporation.


6.   SURVIVAL  OF  CERTAIN  AGREEMENTS

     The covenants and agreements set forth in Article 4 and Article 5 shall survive the expiration of the Engagement Period and shall all survive termination of this Agreement and remain in full force and effect regardless of the cause of such termination.

7.   NOTICES


     7.1 All notices permitted to be given hereunder shall be delivered by hand, telecopier, or recognized courier service to the party to whom such notice is required or permitted to be given hereunder. Any notices delivered to the address designated for such delivery by such party, notwithstanding the refusal of such party or other person to accept such delivery.


     7.2 Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows: 132 Spruce Street, Cedarhurst, NY 11516

     7.3 Any notice to Consultant shall be addressed as follows: 40 Wall Street, 26th floor NY, NY, 10005.

     7.4 Either party may change the address to which notice is to be addressed, by notice as provided herein.

8.  APPLICABLE  LAW


     This Agreement shall be interpreted and enforced in accordance with the laws of New York.

9.   INTERPRETATION


     Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any
Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.


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     IN WITNESS WHEREOF, the parties hereto have executed the above Agreement as of  the  day  and  year  first  above  written:


     Notwithstanding anything contained herein to the contrary, (i) this Agreement shall not be effective until June 16, 2003 and (ii) the services of the Consultant shall not commence until the S-8 registration statement covering the Consulting Stock shall have been filed with the SEC.


                                                 Consumers Financial Corporation

                                                 By:  /s/  Jack  Ehrenhaus
                                                      --------------------
                                                 Name:  Jack  Ehrenhaus


                                                 By:  /s/ Calvin  Wong
                                                      ----------------
                                                      Calvin Wong


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